Exhibit 10.47
1101 Market Street, Chattanooga, Tennessee 37402

November 11, 2026

Allen Clare
Dear Mr. Clare,
On behalf of TVA, I am pleased to offer you the position of EVP & Chief Generation Officer, effective November 16, 2026. The target Total Direct Compensation (TDC) associated with this role is $1,994,000. Due to the prorated nature of your EAIP and LTI awards during the transition period, you will reach full target TDC opportunity beginning in FY29.

The compensation components for your new role are as follows:

Your salary will be $560,000.

Your Executive Annual Incentive Plan (EAIP) opportunity will be 70%.

You will be issued new Long-Term Incentive Performance (LTI-P) grants in the amount of
$441,806 for the FY25-27 cycle, $583,750 for the FY26-28 cycle, and $730,000 for the FY27-29 cycle. Each is based on a target award of $730,000 for your new role. These grants will replace the previously awarded LTI-P grants. Actual LTI-P payouts will be based on scorecard results.

You will be issued a new Long-term Retention grant effective October 1, 2026, which will be based on a target award of $312,000 and will vest in 1/3 increments on September 30, 2027, on September 30, 2028, and on September 30, 2029. Your other existing Long-Term Retention grants will remain in place and will vest and pay out as described in the grant notice. Eligibility for each award payment requires that you be employed by TVA on the vesting date for that payment. Awards are approved and granted annually, during the first quarter of each fiscal year (typically in October) following an annual compensation review.
Please indicate your acceptance of this offer (below).
Regards,
/s/ Mike Skaggs

Mike Skaggs
Chief Executive Officer

Accepted: /s/ Allen Clare
Allen Clare

cc: Executive Compensation
Human Resources